                                                                    EXHIBIT 12.2


                             SYGNET WIRELESS, INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)



                                                                                                      PERIOD FROM
                                                                                                    JANUARY 1, 1998
                                                                                                        THROUGH
                                                                YEAR ENDED DECEMBER 31,            DECEMBER 23, 1998
                                                      -------------------------------------------  -----------------
                                                        1994       1995       1996        1997           1998
                                                      ---------  ---------  ---------  ----------  -----------------

Net income (loss)...................................  $   1,722  $   1,950  $  (5,288) $  (20,616)    $   (14,534)

Extraordinary (gain) loss...........................         --         --      1,420          --              --

Interest expense, net...............................        988      2,660     11,174      29,902          27,895

Amortization of deferred financing..................         61        197        437       1,141           1,117

Interest portion of rentals.........................         75        153        299         686             796

Income tax expense..................................         73         65         19          17              --
                                                      ---------  ---------  ---------  ----------        --------

    Earnings........................................      2,919      5,025      8,061      11,130          15,274

Fixed Charges:

  Interest expense, net.............................        988      2,660     11,174      29,902          27,895

  Amortization of deferred financing................         61        197        437       1,141           1,117

  Interest portion of rentals.......................         75        153        299         686             796
                                                      ---------  ---------  ---------  ----------        --------

  Fixed charges.....................................      1,124      3,010     11,910      31,729          29,808

  Preferred Stock Dividends.........................         --         --        718       2,122              --
                                                      ---------  ---------  ---------  ----------        --------

  Combined Fixed Charges and Preferred Stock
  Dividends.........................................  $   1,124  $   3,010  $  12,628  $   33,851     $    29,808
                                                      ---------  ---------  ---------  ----------        --------
                                                      ---------  ---------  ---------  ----------        --------

Ratio of Earnings to Fixed Charges..................       2.60       1.67     (1)        (2)             (3)
                                                      ---------  ---------  ---------  ----------         --------
                                                      ---------  ---------  ---------  ----------         --------

Combined Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends.........................       2.60       1.67     (4)        (5)             (6)
                                                      ---------  ---------  ---------  ----------         --------
                                                      ---------  ---------  ---------  ----------         --------


------------------------

(1) Earnings were insufficient to cover fixed charges by $3,849,000.

(2) Earnings were insufficient to cover fixed charges by $20,599,000.

(3) Earnings were insufficient to cover fixed charges by $14,534,000.

(4) Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $4,567,000.

(5) Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $22,721,000.

(6) Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $14,534,000.